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                                                                EXHIBIT 3.1

                           U.S. HOME CORPORATION

                         CERTIFICATE OF RETIREMENT

                      (pursuant to Section 243 of the
             General Corporation Law of the State of Delaware)

                  U.S. Home Corporation, a corporation organized and existing
under   the  General  Corporation  Law  of  the  State  of  Delaware  (the
"Corporation"),

                  DOES HEREBY CERTIFY:

                  FIRST: That at a meeting of the Board of Directors of the Corporation a resolution was duly adopted which identified shares of the capital stock of the Corporation, which, to the extent hereinafter set forth, have the status of retired shares (the "Retired Shares").

                 SECOND: The Retired Shares which were converted into an equal number of shares of common stock, .01 par value per share, as of June 30, 1995, are identified as being an aggregate of Two Million Four Hundred Seventy-Four Thousand Three Hundred Fifty-Eight (2,474,358) shares of Convertible Redeemable Preferred Stock with a par value of $0.10 per share.

                  THIRD:  That the Restated Certificate of Incorporation of
the Corporation, as  filed  on   June 18, 1993,   as amended (the "Restated
Certificate"), prohibits the reissue of the shares of Convertible Redeemable
Preferred   Stock   when  so  retired and provides that such shares will be
restored to the status of authorized but unissued shares of Preferred Stock of the Corporation without designation as to series; and pursuant to the provisions of Section 243 of the General Corporation Law of the State of Delaware, upon the effective date of the filing of this Certificate as therein provided, it shall have the effect of amending the Restated Certificate so as to reduce the authorized number of shares of the Convertible Redeemable Preferred Stock to the extent of Two Million Four Hundred Seventy-Four Thousand Three Hundred Fifty-Eight (2,474,358) shares, being the total number of shares retired. As a result of such amendment, the aggregate number of authorized shares of Preferred Stock shall not be reduced and the authorized number of shares of Convertible Redeemable Preferred Stock shall be Four Hundred Twenty-Five Thousand Seven Hundred Sixty-Five (425,765).

                 FOURTH: The capital of the Corporation shall not be reduced by or in connection with the retirement of the shares of Convertible Redeemable Preferred Stock.


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                 IN WITNESS  WHEREOF,  the  Corporation  has  caused  this
certificate to be signed by Isaac Heimbinder, President, this 11th day of September, 1995.

                          By: \s\ Isaac Heimbinder
                              --------------------------
                              ISAAC HEIMBINDER
                              President